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                     October 21, 2022

       Hope Taitz
       Chief Executive Officer
       Aequi Acquisition Corp.
       500 West Putnam Avenue, Suite 400
       Greenwich, CT 06830

                                                        Re: Aequi Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 30,
2022
                                                            File No. 001-39715

       Dear Hope Taitz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Shang Jiang, Esq.